Exhibit 5.1

February 17, 2012

Provident New York Bancorp

400 Rella Boulevard

Montebello, NY 10901

Ladies and Gentlemen:

We have served as special counsel to Provident New York Bancorp, a Delaware corporation ( the “Company”) in connection with Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act, together or separately and in one or more series (if applicable) of up to $75,000,000 (the “Amount”) in total of:

(i)	senior debt securities of the Company (“Senior Debt Securities”) and subordinated debt securities of the Company (“Subordinated Debt Securities” and together with the Senior Debt Securities, the “Debt Securities”);

(ii)	shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”);

(iii)	shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”);

(iv)	warrants to purchase Common Stock or Preferred Stock (the “Warrants”);

(v)	purchase contracts of the Company (the “Purchase Contracts”); and

(vi)	units consisting of two or more of the securities described above in any combination (“Units”).

The Debt Securities, Common Stock, Preferred Stock, Warrants, Purchase Contracts and Units are collectively referred to as the “Securities.”

The Senior Debt Securities are to be issued pursuant to a Senior Debt Indenture (the “Senior Indenture”) and the Subordinated Debt Securities are to be issued pursuant to a Subordinated Debt Indenture (the “Subordinated Indenture”), the forms of which have been filed as exhibits to the Registration Statement (collectively, the “Indentures”) and are to be entered into, in each case, between the Company and a trustee (the “Trustee”). The Senior Debt Securities and Subordinated Debt Securities are to be issued in the forms set forth in the Indentures filed as exhibits to the Registration Statement.

The Warrants may be issued under one or more warrant agreements (each, a “Warrant Agreement”) between the Company and a third party to be identified therein as holder or beneficial owner or warrant agent. The Units may be issued, in one or more series, under one or more unit agreements (each, a “Unit Agreement”) between the Company and a third party to be identified therein as holder or beneficial owner or unit agent. The Purchase Contracts may be issued under one or more purchase contract agreements, including purchase contract agreements issued as part of a Unit with one or more Securities (each, a “Purchase Contract Agreement”), between the Company and a third party to be identified therein as purchase contract agent. The Indentures, the Warrant Agreements, the Purchase Contract Agreements and the Unit Agreements are herein collectively called the “Agreements.”

Securities may be offered and sold by the Company from time to time on a delayed or continuous basis as set forth in the prospectus that forms a part of the Registration Statement (the “Prospectus”) and as set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”). This opinion is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In connection with rendering the opinions set forth in this letter, we have examined such corporate records of the Company, the Company’s Certificate of Incorporation (the “Charter”), its Amended and Restated Bylaws (the “Bylaws”), and resolutions of the Board of Directors (“Resolutions”), as well as made such investigation of matters of fact and law and examined such other documents as we have deemed necessary for rendering the opinions hereinafter expressed.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A. We have assumed without verification the genuineness of all signatures on all documents, the legal capacity and authority of the parties (other than the Company) executing such documents, the accuracy and completeness of all documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies (including telecopies).

B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, court and administrative decisions as they presently have been interpreted and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

C. We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company or any committees thereof that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

D. We have assumed without verification the accuracy, completeness, and authenticity of all corporate records made available to us by the Company and statements of fact on which we are relying.

E. We express no opinion as to the effect or application of any laws or regulations other than the general corporation law of the State of Delaware and the federal laws of the United States. As to matters governed by the laws specified in the foregoing sentence, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel.

In rendering this opinion, we have assumed that, upon the issuance of any of the Common Stock and/or Preferred Stock that may be offered and sold under the Registration Statement, including Common Stock and/or Preferred Stock that may be issued upon conversion or exchange or otherwise in connection with other Securities, (i) the total number of issued and outstanding Common Stock and/or Preferred Stock (as the case may be) after giving effect to such issuance would not exceed the total number of shares of Common Stock and/or Preferred Stock (as the case may be) that the Company is then authorized to issue under its Charter, as it may then be amended, and (ii) with respect to any issuance of Preferred Stock, the total number of issued and outstanding shares of the applicable series of Preferred Stock (after giving effect to such issuance) would not exceed the total number of shares of such series of Preferred Stock that the Company is then authorized to issue under its Charter, as it may then be amended.

We have assumed that the issuance, sale, amount, and terms of the Securities, to be offered from time to time, will be duly authorized and established by proper action of the Board of Directors of the Company or a duly authorized committee thereof consistent with the procedures and terms described in the Registration Statement and in accordance with the applicable Resolutions, Charter, Bylaws and Delaware law (each, a “Board Action”) and will not violate or constitute a default or breach under (i) any agreement or instrument to which the Company or its properties is subject, (ii) any law, rule or regulation to which the Company is subject, (iii) any judicial or regulatory order or decree of any governmental authority, or (iv) any requirement with respect to any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

We have further assumed that: (i) the Registration Statement and any amendments thereto will have become effective under the Securities Act and will comply with all applicable laws and regulations at the time the Securities are offered or issued as contemplated by the Registration Statement; (ii)

an appropriate prospectus supplement, free writing prospectus or term sheet relating to the Securities offered thereby will be prepared and filed with the Securities and Exchange Commission in compliance with the Securities Act and will comply with all applicable laws at the time the Securities are offered or issued as contemplated by the Registration Statement; (iii) all Securities will be issued and sold in compliance with the applicable provisions of the Securities Act and the Commission’s regulations promulgated thereunder and the securities or blue sky laws of various states and in the manner stated in the Registration Statement and the applicable prospectus supplement; (iv) each of the Agreements and any purchase, underwriting or similar agreement relating to Securities being offered will be duly authorized, executed and delivered by the Company and the other parties thereto at the time of the execution, authentication, issuance and delivery (as applicable) of the relevant Securities; (v) at the time of execution, authentication, issuance and delivery of the Debt Securities, the applicable supplemental indentures will have been duly authorized, executed and delivered by the Company; (vi) each Agreement relating to the Securities being offering will be, at the time of the execution, authentication, issuance and delivery (as applicable) of the relevant Securities, the valid and legally binding obligation of each party (other than the Company) thereto; and (vii) the terms of Securities as executed, authenticated (if applicable) and delivered are as described in the Registration Statement.

Based on the foregoing, and upon the assumption that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that:

1. Upon the completion of all required Board Actions relating to the Debt Securities and when (a) the Trustee is qualified to act as Trustee under the Senior Indenture or Subordinated Indenture, as applicable, (b) the Trustee has duly executed and delivered the Senior Indenture or Subordinated Indenture, as applicable, (c) the Senior Indenture or Subordinated Indenture, as applicable, has been duly authorized and validly executed and delivered by the Company to the Trustee, (d) the Senior Indenture or Subordinated Indenture, as applicable, has been duly qualified under the Trust Indenture Act of 1939, as amended, and (e) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Senior Indenture or Subordinated Indenture, as applicable, upon payment of the consideration therefor provided for therein, such Debt Securities will be legally valid and binding obligations of the Company.

2. Upon the completion of all required Board Actions relating to the issuance of the Common Stock (including any Common Stock issued upon exchange or conversion of Preferred Stock that is exchangeable for or convertible into Common Stock or upon the exercise of Warrants) and when such Common Stock is issued and upon receipt of legal consideration therefor of not less than $0.01 per share, such Common Stock will be legally issued, fully paid and nonassessable.

3. Upon the completion of all required Board Actions relating to the issuance of the Preferred Stock (including any Preferred Stock that is issued upon exercise of any Warrant exercisable for Preferred Stock) and when such Preferred Stock is issued and upon receipt of legal consideration therefor of not less than $0.01 per share, such Preferred Stock will be legally issued, fully paid and nonassessable.

4. Upon the completion of all required Board Actions relating to the issuance of the Warrants and when issued and upon receipt of legal consideration, the Warrants will be legally valid and binding obligations of the Company.

5. Upon the completion of all required Board Actions relating to the issuance of the Purchase Contracts and when issued and upon receipt of legal consideration, the Purchase Contracts will be legally valid and binding obligations of the Company.

6. Upon the completion of all required Board Actions relating to the issuance of Units assuming (a) the constituent securities of the Units have been duly authorized and reserved for issuance by all necessary corporate action, (b) the Common Stock and Preferred Stock that are components of any Units are legally issued, fully paid and nonassessable, (c) the Debt Securities, the Purchase Contracts and the Warrants that are components of any Units constitute legally valid and binding obligations of the Company, the Units will be legally valid and binding obligations of the Company.

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption Legal Matters in the Prospectus. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Arnold & Porter LLP
Arnold & Porter LLP